EXHIBIT 10.1

IOMED, INC.

SENIOR MANAGEMENT AND KEY EMPLOYEE

RETENTION PROGRAM

1.                                       PURPOSE

The purpose of the Iomed, Inc. Senior Management and Key Employee Retention Program (the “Program”) is to provide an incentive bonus for designated senior management and other key employees of Iomed, Inc. (the “Company”) in consideration of their continued employment with the Company during the critical period leading up to and immediately following a “Change of Control” (as defined herein) of the Company.

2.                                       PARTICIPANTS

The participants in the Program shall be those employees of the Company which the Company in its sole discretion has set forth on Exhibit A attached hereto, (each a “Participant”).  Each Participant has been specifically designated by the Compensation Committee as an employee eligible to participate in the Program.

3.                                       RETENTION PAYMENT

Subject to the terms and conditions in Section 5 below, should there be a Change of Control of the Company, each Eligible Employee shall be eligible to receive a payment in the amount opposite their name as set forth on Exhibit A (the “Retention Payment”).  In the event that an employee (other than Mr. Lollini) loses their status as a Participant; the Retention Payment which would have been payable to such employee shall be allocated to any remaining Participants (other than Mr. Lollini) at the discretion of the Compensation Committee of the Company’s Board of Directors.

The Retention Payment will be paid in a lump sum in cash on the date, which is sixty (60) days after the occurrence of a Change of Control (the “Retention Payment Date”) (or, where applicable, such later date as is required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)).

4.                                       TERMS AND CONDITIONS FOR PAYMENT

4.1                                 RETENTION PAYMENTS.  In order to receive the Retention Payment, the Participant must continue his/her employment status with the Company until the 60th day following the occurrence of the Change of Control.  In the event of the termination of the Participant’s employment by the Company without Cause or by the Participant for Good Reason at any time prior to the 60th day following the occurrence of the Change of Control, the Participant shall be entitled to receive the Retention Payment as if the Participant’s employment had continued until such date.  Provided however, if a Participant retires or elects to terminate his/her employment for any reason other than Good Reason, or if the Company terminates his/her employment for Cause prior to the 60th day following the occurrence of the Change of Control, the Participant automatically forfeits his or her right to receive a Retention Payment.

4.2                                 DEATH OR DISABILITY.      Notwithstanding any provision of this Program to the contrary, if a Participant dies or becomes unable to perform the essential functions of the Participant’s position due to disability or illness at any time prior to the 60th day following the occurrence of the Change of Control, then the Participant shall be entitled to a pro-rata share of the Retention Payment to be calculated as follows:  (i) the number of days between the Effective Date and the date of death or onset of disability or illness divided by  (ii) the number of days between the Effective Date and the 60th day following the occurrence of the Change of Control multiplied by (iii) the amount of the Retention Payment for which the Participant would have been entitled had they maintained employment status with the Company through the 60th day following the occurrence of the Change of Control

4.3                                 ASSISTANCE; CONFIDENTIALITY.  The Participant will assist the Company in all of its efforts to complete a possible Change of Control.  In performing these functions the Participant will maintain confidentiality about a possible Change of Control (except to the extent requested by the Company’s management to communicate with a potential acquiror), and represent the Company’s interests in completing a possible Change of Control.  Except to the extent publicly disclosed by the Company or as required by law or legal process, the Participant will keep confidential the existence and terms of the Program and will not discuss it with anyone other than his/her financial advisor, his/her attorney, members of his/her immediate family, and the Chief Executive Officer of the Company.

4.4                                 WITHHOLDING.  All payments to a Participant under the Program are subject to all applicable tax and other withholding requirements, as determined by the Company or its successor.

4.5                                 EFFECT ON OTHER BENEFITS.  This Program is in addition to, and not in substitution for, any other agreements between a Participant and the Company or any of its subsidiaries and any other pay or benefits, which the Participant is eligible

4.6                                 NOT A CONTRACT OF EMPLOYMENT.  This Program does not constitute or create a contract of employment or create any specific contractual right or obligation between the Company and its employees or any Participant.  Nothing in this policy affects or alters the at-will nature of a Participant’s employment with the Company.

5.                                       DEFINITIONS

5.1                                 The term “Cause” shall mean the occurrence of any of the following:

(a)                                  Acts or omissions constituting gross negligence or willful misconduct relating to the business of the Company;

(b)                                 Repeated or continued failure to perform the duties and responsibilities of the Participant’s position (other than as a result of a disability or illness) after having a reasonable opportunity to cure such failure following notice;

(c)                                  Inability to perform the essential functions of the Participant’s position, with or without accommodation, due to disability or illness;

(d)                                 Breach of the Participant’s Intellectual Property and Invention Agreement and Agreement not-to-Compete (or similar agreement) with the Company;

(e)                                  Material violation of the Company’s Code of Ethics, Policies or Procedures;

(f)                                    Conviction or entry of a plea of nolo contendre for fraud, misappropriation or embezzlement; or a crime of moral turpitude if such crime caused harm to the business and affairs of the Company in the reasonable determination of the Compensation Committee;

(g)                                 Any material violation of any federal or state securities law or any SEC or stock exchange rules or regulation with respect to the Company; or

(h)                                 Conviction or entry of a plea of nolo contendre with respect to any felony if such felony caused harm to the business and affairs of the Company in the reasonable determination of the Compensation Committee.

5.2                                 The term “Good Reason” shall mean the occurrence of any of the following:

(a)                                  A material reduction in the Participant’s compensation (other than stock based compensation);

(b)                                 A significant reduction of the Participant’s functions, duties or responsibilities relative to his/her functions, duties or responsibilities in effect immediately prior to such reduction, or

(c)                                  A Participant’s relocation, as a condition of continued employment, by the Company or a successor thereto to a location more than fifty (50) miles from the Company’s current headquarters.

5.3                                 A “Change of Control” shall mean the first to occur of any of the following:

(a)                                  Any “person” (as such term is used in Sections 13 (d) and 14 (d) of the Securities Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(b)                                 The consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets; or

(c)                                  The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d)                                 A change in the composition of the Company’s Board of Directors, as a result of which, fewer than a majority of the Company’s directors are Incumbent Directors.  “Incumbent Directors” shall mean directors of the Company who either (i) are directors as of the Effective Date hereof, or (ii) are, appointed, or nominated for election, to the Board of Directors of the Company with the affirmative votes of all of those directors whose election or nomination was not in connection with any transaction described in subsections (a), (b), or (c) above or in connection with an actual or threatened proxy contest relating to the nomination or election of such director.

5.4                                 “Effective Date shall mean November 11, 2005.

6.                                       ADMINISTRATION:  The Compensation Committee of the Company’s Board of Directors shall interpret, construe, apply and administer the Program in its sole discretion.  In the event of a Change of Control, the Compensation Committee may delegate responsibility for the administration of the Program to another body at its discretion.  .

7.                                       ARBITRATION.  Any dispute or controversy arising under related to or in connection with the Program shall be settled exclusively by arbitration before a single arbitrator in Salt Lake City, Utah, in accordance with the Commercial Arbitration Rules of the American Arbitration Association under the abuse of discretion standard.  The arbitrator’s award shall be final and binding on all parties.  Judgment may be entered on an arbitrator’s award in any court having competent jurisdiction.

8.                                       ASSIGNMENT.  All rights under the Program are personal to the Participant and may not be assigned by the Participant other than by will or the laws of descent and distribution.  The Program shall inure to the benefit of and be enforceable by the Participant’s legal representatives.  The Program shall inure to the benefit of and be binding upon the Company and its successors.  The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Program in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.

9.                                       GOVERNING LAW.  This Program shall be governed by and construed in accordance with the law of the State of Utah without reference to principles of conflict of laws.

10.                                 PARACHUTE PAYMENT LIMITATION.  Anything in this Program to the contrary notwithstanding, in the event that:

(a)                                  The aggregate payments or benefits to be made or distributed by the Company or its subsidiaries to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) which are deemed to be parachute payments as defined in Code Section 280G or any successor thereto (the “CHANGE OF CONTROL BENEFITS”) would be deemed to include an “excess parachute payment” under Code Section 280G; and

(b)                                 If such Change of Control Benefits were reduced to an amount (the “NON-TRIGGERING AMOUNT”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Participant’s “base amount,” as determined in accordance with Code Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Change of Control Benefits (without such reduction) minus (x) the amount of tax required to be paid by the Participant thereon by Code Section 4999 and further minus (y) the product of the Change of Control Benefits and the marginal rate of any applicable state and federal income tax, then the Change of Control Benefits shall be reduced to the Non-Triggering Amount.

(c)                                  The Participant shall determine any allocation of the reduction among the Change of Control Benefits as may be required hereby.

11.                                 TERMINATION OF PROGRAM.  This Program may be terminated by action of the Board of Directors on or after December 31, 2008.